Exhibit 5, 23(b)

Cincinnati Financial Corporation

P.O. Box 145496

Cincinnati, OH  45250-5496

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Post Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Amendment”), prescribed pursuant to the Securities Act of 1933, to be filed by Cincinnati Financial Corporation (the “Company”) with the Securities and Exchange Commission on or about August 16, 2006, under which 10,000,000 shares of the Company’s Common Stock, $2.00 par value (“Common Stock”) are to be made available under the Cincinnati Financial Corporation 2006 Stock Compensation Plan (the “Plan”) in connection with the termination of the Cincinnati Financial Corporation Stock Plan No. VIII.

We hereby consent to the filing of this opinion as Exhibits 5 and 23(b) to the Amendment and to the reference to our name in the Amendment.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Articles of Incorporation and Regulations and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that:

1.

The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2.

When the Amendment shall have been declared effective by order of the Securities and Exchange Commission and up to 10,000,000 shares of Company Common Stock have been issued and sold upon the terms set forth in the Amendment, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.

Very truly yours,

DINSMORE & SHOHL LLP

/s/Charles F. Hertlein, Jr.

Charles F. Hertlein, Jr.